EXHIBIT 4.55

                                    SCHEDULE
                    (for differences between Exhibit 4.52 and
            substantially identical documents not filed as exhibits)

                    Information on 7 substantially identical
                   Amended and Restated Hotel Lease Agreements

Table 1.  Start Dates, Base Rents and Lessor.


                                             Start Date     Base Rent
Location of Hotel                             of Lease       (2000)              Lessor
-----------------                             --------       ------               ------

Atlanta/Cumberland, Georgia                    10/1/99      $661,320      Apple Suites SPE I, Inc.
Ridgeland, Mississippi                        12/21/99      $462,750      Apple Suites SPE I, Inc.
Baltimore, Maryland                           11/24/99      $895,750      Apple Suites SPE II, Inc.
Atlanta/Norcross, Georgia                     11/24/99      $414,150      Apple Suites SPE II, Inc.
Detroit, Michigan                             11/24/99      $408,450      Apple Suites SPE II, Inc.
Richmond, Virginia                              9/1/99      $674,190      Apple Suites SPE II, Inc.
Clearwater, Florida                           11/24/99      $664,150      Apple Suites SPE II, Inc.


Table 2. Suite Revenue Breakpoints for the First Quarter of the Indicated Years (amounts for subsequent quarters in each year are determined by multiplying the below figures by 2, 3 or 4).


Location of Hotel                                2000          2001          2002          2003
-----------------                                ----          ----          ----          ----

Atlanta/Cumberland, Georgia                   265,530       270,540       275,550       280,560
Ridgeland, Mississippi                        150,394       155,021       161,963       166,590
Baltimore, Maryland                           291,119       300,076       313,513       322,470
Atlanta/Norcross, Georgia                     134,599       138,740       144,953       149,094
Detroit, Michigan                             132,746       136,831       142,958       147,042
Richmond, Virginia                            270,698       275,805       280,913       286,020
Clearwater, Florida                           215,849       222,490       232,453       239,094


Location of Hotel                                2004          2005          2006          2007          2008
-----------------                                ----          ----          ----          ----          ----

Atlanta/Cumberland, Georgia                   285,570       290,580       295,590       300,600       305,610
Ridgeland, Mississippi                        171,218       175,845       180,473       185,100       189,728
Baltimore, Maryland                           331,428       340,385       349,343       358,300       367,258
Atlanta/Norcross, Georgia                     153,236       157,377       161,519       165,660       169,802
Detroit, Michigan                             151,127       155,211       159,296       163,380       167,465
Richmond, Virginia                            291,128       296,235       301,343       306,450       311,558
Clearwater, Florida                           245,736       252,377       259,019       265,660       272,302